Exhibit 1.1

Adopted by special resolution dated 13 May 2020

BURFORD CAPITAL LIMITED

ARTICLES OF INCORPORATION

Contents

1	PRELIMINARY	1
2	INTERPRETATION	1
3	SHARE CAPITAL	3
4	PRE-EMPTION RIGHTS	6
5	CERTIFICATES	7
6	LIEN	8
7	CALLS IN RESPECT OF SHARES AND FORFEITURE	8
8	TRANSFER OF SHARES	10
9	TRANSMISSION OF SHARES	12
10	ALTERATION OF SHARE CAPITAL	13
11	GENERAL MEETINGS	14
12	NOTICE OF GENERAL MEETINGS	14
13	PROCEEDINGS AT GENERAL MEETINGS	18
14	VOTES OF MEMBERS	20
15	CORPORATIONS OR OTHER LEGAL ENTITIES ACTING BY REPRESENTATIVES	22
16	RESOLUTIONS IN WRITING	23
17	NUMBER OF DIRECTORS	23
18	ALTERNATE DIRECTORS	23
19	POWERS OF DIRECTORS	23
20	DELEGATION OF DIRECTORS' POWERS	24
21	APPOINTMENT AND RETIREMENT OF DIRECTORS	24
22	DISQUALIFICATION AND REMOVAL OF DIRECTORS	25
23	REMUNERATION OF DIRECTORS	26
24	DIRECTORS' EXPENSES	26
25	DIRECTORS' APPOINTMENTS AND INTERESTS	26
26	DIRECTORS' GRATUITIES AND PENSIONS	27
27	PROCEEDINGS OF DIRECTORS	27
28	SECRETARY	29
29	MINUTES AND OTHER SECRETARIAL DUTIES	29
30	SEALS	29
31	DIVIDENDS AND DISTRIBUTIONS	30
32	CAPITALISATION OF PROFITS	32
33	ACCOUNTS AND AUDIT	32
34	BORROWING POWERS	33
35	NOTICES	33
36	WINDING UP	35
37	INDEMNITY	35
38	INSPECTION OF RECORDS	36
39	AMENDMENT	36
40	FORUM	37

THE COMPANIES (GUERNSEY) LAW, 2008, AS AMENDED

COMPANY LIMITED BY SHARES

ARTICLES OF INCORPORATION

OF

BURFORD CAPITAL LIMITED

1	PRELIMINARY

Exclusion of standard articles

Standard articles as may be prescribed from time to time pursuant to the Companies Law shall not apply to the Company.

2	INTERPRETATION

2.1	In these Articles, the following words shall have the following meanings if not inconsistent with the subject or the context:

Articles means the articles of incorporation of the Company in force from time to time;

Authorised Operator means the authorised operator (as defined in the Regulations) of an Uncertificated System;

board means the board of directors of the Company;

Companies Law means the Companies (Guernsey) Law, 2008, as amended, extended or replaced from time to time and any ordinance, statutory instrument, rule or regulation made thereunder;

Company means Burford Capital Limited;

directors means the directors of the Company for the time being or, as the case may be, the directors assembled as a board;

Document has the meaning set out in Article 35.2;

DTR means the Disclosure Guidance and Transparency Rules issued by the FCA, being in force in the United Kingdom, as amended from time to time;

eligible members has the meaning given in the Companies Law;

equity securities means Shares or a right to subscribe for or to convert securities into Shares;

executed includes any mode of execution;

FCA means the Financial Conduct Authority of the United Kingdom;

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Group Company means the Company and any of its subsidiary undertakings from time to time;

holder or member in relation to Shares means the member whose name is entered in the register of members as the holder of the Shares;

Memorandum means the memorandum of incorporation of the Company in force from time to time;

office means the registered office of the Company from time to time;

ordinary resolution means a resolution of the Company adopted as an ordinary resolution in accordance with the Companies Law;

Ordinary Shares means Shares other than Shares that, in respect of dividends and/or capital, carry the right to participate only up to a specified amount;

Regulations means The Uncertificated Securities (Guernsey) Regulations, 2009, as amended, extended or replaced from time to time;

Rules means the rules, including any manuals, issued from time to time by an Authorised Operator governing the admission of securities to and the operation of the Uncertificated System managed by such Authorised Operator;

secretary means the secretary of the Company or other person appointed to perform the duties of the secretary of the Company including a joint, assistant or deputy secretary;

Shares means shares in the capital of the Company;

special resolution means a resolution of the Company adopted as a special resolution in accordance with the Companies Law;

subsidiary undertakings has the meaning given in section 1162 of the United Kingdom's Companies Act 2006, as amended, extended or replaced from time to time;

uncertificated means a unit of a Guernsey security title to which is recorded on the relevant register of securities as being held in uncertificated form and title to which may be transferred by means of an Uncertificated System in accordance with the Regulations and the Rules, if any; and certificated means a unit of a security which is not an uncertificated unit;

Uncertificated System means any computer based system and its related facilities and procedures that are provided by an Authorised Operator and by means of which title to units of a security (including Shares) can be evidenced and transferred in accordance with the Regulations without a written certificate or instrument;

2.2	The headings in these Articles do not affect the interpretation of these Articles.

2.3	Unless the context otherwise requires words or expressions contained in these Articles bear the same meaning as in the Companies Law.

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2.4	"in writing" and "written" includes the reproduction of words and figures in any visible form whether sent or supplied by electronic form or otherwise, including, for the avoidance of doubt, and where permitted under law, email.

2.5	Words importing the singular number only shall include the plural number and vice versa.

2.6	Words importing a particular gender only shall include any other gender.

2.7	Words importing persons shall include corporations and other entities.

2.8	References to "Shareholders" shall be construed as references to holders for the time being of Shares.

2.9	A reference to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

3	SHARE CAPITAL

3.1	Subject to these Articles, the Company may issue an unlimited number of Shares of any par value and/or no par value or a combination of both. Shares may be denominated in any currency and different classes of Shares may be denominated in different currencies (or no currency in the case of Shares of no par value).

3.2	Subject to the provisions of the Companies Law and without prejudice to any rights attached to any existing Shares or to the provisions of these Articles, any Share in the Company may be issued with or have attached thereto such preferred, deferred, conversion or other rights or restrictions as the Company may from time to time by ordinary resolution determine or, subject to or in default or absence of any such determination, as the directors may determine.

3.3	The Company may issue fractions of Shares and any such fractional Shares shall rank pari passu in all respects with the other Shares of the same class issued by the Company.

3.4	The Company may acquire its own Shares (including any redeemable Shares) in any manner in accordance with the Companies Law. Any Shares acquired by the Company may be cancelled or may be held as treasury shares, subject to and in accordance with the Companies Law.

3.5	Subject to the provisions of the Companies Law, the Company may give financial assistance, as defined in the Companies Law, directly or indirectly for the purpose of or in connection with the acquisition of its Shares.

3.6	The Company may issue Shares which are, or at the option of the Company or the Shareholder are, liable to be redeemed and convert all or any class of its Shares into redeemable Shares.

3.7	The Company may issue Shares which do not entitle the holder to voting rights in any general meeting or entitle the holder to restricted voting rights in any general meeting.

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3.8	Subject to applicable law and regulation, the directors may permit the holding of Shares or any class of Shares in uncertificated form and the transfer of title to Shares in that class by means of a relevant system and may determine that any class of Shares shall cease to be a participating security for the purposes of any regulations issued under applicable law or regulation authorising the transfer of Shares in dematerialised form.

3.9	Whenever the capital of the Company is divided into different classes of Shares the rights attached to any class of Shares may (subject to the terms of issue of the Shares of that class) be varied or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding-up:

(a)	with the consent in writing of the holders of a majority of the issued Shares of that class; or

(b)	with the sanction of an ordinary resolution passed at a separate meeting of the holders of the Shares of that class.

3.10	All the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons present holding or representing by proxy at least one-third of the voting rights of the class (provided that if any such meeting is adjourned for lack of a quorum, the quorum at the reconvened meeting shall be those holders of Shares of the class present in person or by proxy) provided always that where the class has only one member, that member shall constitute the necessary quorum; and

(b)	any holder of Shares of the class in question may demand a poll.

3.11	The special rights conferred upon the holders of any Shares or class of Shares issued with preferred, deferred or other rights shall (unless otherwise expressly provided by the conditions of issue of such Shares) be deemed not to be varied by the creation or issue of further Shares ranking pari passu therewith or by the exercise of any power under the disclosure provisions requiring Shareholders to disclose an interest in the Company's Shares pursuant to Article 3.15.

3.12	Subject to the provisions of the Companies Law, these Articles, and any resolution of the Company, the directors:

(a)	have such authority to allot, issue (with or without conferring rights of renunciation), grant options over, offer or otherwise deal with or dispose of unissued Shares of the Company or rights to subscribe or convert any security into Shares as may from time to time be authorised by the Company by ordinary resolution (subject to the duration and limitations specified in such resolution) but are not otherwise authorised to allot, issue (with or without conferring rights of renunciation), grant options over, offer or otherwise deal with or dispose of unissued Shares of the Company or rights to subscribe or convert any security into Shares;

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(b)	have general and unconditional authority, unlimited as to number or aggregate value, to sell, transfer or cancel any treasury shares held by the Company, in any such case to such persons, at such times and on such terms and conditions as the directors may determine; and

(c)	subject to Article 3.2, may designate the unissued Shares upon issue as Ordinary Shares or such other class or classes of Shares or as Shares with special or other rights as the directors may then determine.

3.13	The Company may exercise the powers of paying commissions and in such an amount or at such a percentage rate as the directors may determine. Subject to the provisions of the Companies Law any such commission may be satisfied by the payment of cash or, subject to Article 3.6, by the issue of fully or partly paid Shares or partly in one way and partly in the other. The Company may also on the issue of Shares pay such brokerage as may be lawful.

3.14	Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or recognise (even when having notice thereof) any interest in any Share other than an absolute right of the registered holder to the entirety of a Share or fraction thereof.

3.15	The Company may, by notice in writing (a Disclosure Notice) require a person whom the Company knows to be or has reasonable cause to believe is or, at any time during the 3 years immediately preceding the date on which the Disclosure Notice is issued, to have been interested in any Shares:

(a)	to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

(b)	to give such further information as may be required in accordance with Article 3.16.

3.16	A Disclosure Notice may (without limitation) require the person to whom it is addressed:

(a)	to give particulars of his own past or present direct, indirect or derivative interest in any Shares (held by him at any time during the 3 year period specified in Article 3.15);

(b)	to disclose the identity of any other person who has a past or present direct, indirect or derivative interest in the Shares held by him and to give the particulars of that interest;

(c)	where the interest is a present interest and any other interest in any Shares subsisted during that 3 year period at any time when his own interest subsisted, to give (so far as is within his knowledge) such particulars with respect to that other interest as may be required by the Disclosure Notice; and

(d)	where his interest is a past interest to give (so far as is within his knowledge) like particulars of the identity of the person who held that interest immediately upon his ceasing to hold it and any other particulars (so far as is within his knowledge) as may be required by the Disclosure Notice.

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3.17	Any Disclosure Notice shall require any information in response to such notice to be given within the prescribed period (which is 28 days after service of the notice or 14 days if the Shares concerned represent 0.25 per cent. or more in number of the issued Shares of the relevant class) or such other reasonable period as the directors may determine.

3.18	If any member is in default in supplying to the Company the information required by the Company within the prescribed period or such other reasonable period as the directors determine, the directors in their absolute discretion may serve a direction notice on the member. The direction notice may direct that in respect of the Shares in respect of which the default has occurred (the Default Shares) the member shall not be entitled to vote in general meetings or class meetings. Where the Default Shares represent at least 0.25 per cent. in number of the class of Shares concerned the direction notice may additionally direct that dividends on such Shares will be retained by the Company (without interest) and that no transfer of the Default Shares (other than a transfer authorised under the Articles) shall be registered until the default is rectified.

3.19	Notwithstanding the provisions of the Companies Law, a Shareholder shall notify the Company of the percentage of voting rights which he/she/it holds in respect of the Shares or through any direct or indirect holding of financial instruments (or through a combination of such holdings) which he/she/it would be required to notify to the Company if DTR 5 applied. For this purpose financial instruments shall have the meaning ascribed in the glossary to the FCA's Handbook of rules and guidance and the Company shall be deemed to be an issuer (as such term is defined in Rule 5.1.1 of DTR 5). Such a notification shall include the information provided for in DTR 5 and be made within two trading days. If a Shareholder fails to comply with this Article 3.19, the Shares of such Shareholder shall be treated as if they were Default Shares for the purposes of Article 3 and the board may impose on the Shares of such Shareholder all or any of the restrictions mentioned in Article 3.18 until such time as the board is satisfied that the Shareholder has fully complied with this Article 3.19.

4	PRE-EMPTION RIGHTS

4.1	Subject to Article 4.4, the Company shall not allot equity securities to a person on any terms unless:

(a)	it has made an offer to each person who holds Ordinary Shares to allot to him on the same or more favourable terms a proportion of those securities that is as nearly as practicable equal to the proportion in number held by him of all the issued Ordinary Shares; and

(b)	the period, which shall not be less than 14 days, during which any offer referred to in Article 4.1(a) may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made, provided that securities the Company has offered to allot to a holder of Ordinary Shares may be allotted to him, or anyone in whose favour he has renounced his right to their allotment, without contravening this Article 4.1.

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4.2	References in this Article 4 to the allotment of equity securities include the sale of Ordinary Shares that immediately before the sale were held by the Company as treasury shares.

4.3	An offer by the directors referred to in Article 4.1 shall be made to a holder of equity securities in accordance with Articles 35.1, 35.2, 35.3, 35.7, 35.8, 35.9, 35.10, 35.11 and 35.12 as if such offer was a notice as referred to therein and the provisions therein relating to service shall apply, mutatis mutandis.

4.4	Article 4.1 shall not apply to a particular allotment of equity securities:

(a)	if these are, or are to be, wholly or partly paid up otherwise than in cash; or

(b)	made under a power conferred on the directors for the purposes of Article 4.5(a); or

(c)	in respect of which the provisions of Article 4.1 have been dis-applied pursuant to Article 4.5(b).

4.5	Where the directors are authorised for the purposes of Article 3.6:

(a)	they may be given power by special resolution of the Company to allot equity securities pursuant to that authorisation as if the provisions of Article 4.1: (i) did not apply to the allotment, or (ii) applied to the allotment with such modifications as the directors may determine;

(b)	the Company may resolve by special resolution that the provisions of Article 4.1 do not apply to a specified allotment of equity securities to be made pursuant to that authorisation.

4.6	A special resolution pursuant to Article 4.5 ceases to have effect when the authorisation to which it relates (i) is revoked or (ii) would (if not renewed) expire, provided that, if the authorisation is renewed, the power may also be renewed, for a period not longer than that for which the authorisation is renewed, by special resolution of the Company.

5	CERTIFICATES

5.1	The directors shall not be obliged to issue share certificates but if the directors elect to issue share certificates every member, upon becoming the holder of any Shares, shall be entitled, without payment, to one certificate for all the Shares of each class held by him (and upon transferring a part of his holding of Shares of any class to a certificate for the balance of such holding) or several certificates each for one or more of his Shares upon payment, for every certificate after the first, of such reasonable sum as the directors may determine. Every certificate shall be signed by the Company in such manner as the directors deem appropriate and shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and the amount or respective amounts paid up thereon. The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

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5.2	If a share certificate is defaced, worn out, lost or destroyed it may be renewed on such terms (if any) as to evidence and indemnity and payment of the liability and expenses reasonably incurred by the Company in investigating evidence as the directors may determine but otherwise free of charge and (in the case of defacement or wearing out) on delivery up of the old certificate.

6	LIEN

6.1	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share. The directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a Share shall extend to any amount payable in respect of it.

6.2	The Company may sell in such manner as the directors determine any Shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen days after notice has been given to the holder of the Share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

6.3	To give effect to a sale the directors may authorise any person to execute an instrument of transfer of the Shares sold to or in accordance with the directions of the purchaser. The title of the transferee to the Shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

6.4	The net proceeds of the sale after payment of the costs shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue shall (upon surrender to the Company for cancellation of the certificate for the Shares sold and subject to a like lien for any moneys not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

7	CALLS IN RESPECT OF SHARES AND FORFEITURE

7.1	Subject to the terms of allotment the directors may make calls upon any member in respect of (but limited to) any moneys unpaid in respect of that member's Shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least fourteen days' notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called in respect of his Shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect whereof the call was made.

7.2	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

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7.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof without the benefit of any right conferred by the droit de division and/or the droit de discussion.

7.4	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid; either at the rate fixed by the terms of allotment of the Share or in the notice of the call or at such rate not exceeding fifteen per cent. per annum as the directors may determine. The directors may waive payment of the interest wholly or in part.

7.5	An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call. The Company may accept from a member the whole or a part of the amount remaining unpaid on any Shares held by him although no part of that amount has been called up.

7.6	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between members as to the amounts and times of payment of calls in respect of their Shares.

7.7	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than fourteen days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses which may have been incurred by the Company in respect thereof. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

7.8	If a notice referred to in the preceding Article is not complied with any Share in respect of which it was given may at any time thereafter before the payment required by the notice has been made be forfeited by a resolution of the directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited Shares and not paid before the forfeiture.

7.9	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such a manner as the directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale re-allotment or other disposition the forfeiture may be cancelled on such terms as the directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to that person.

7.10	A person any of whose Shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate, if any, for the Shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those Shares with interest at the rate at which interest was payable on those moneys before the forfeiture or at such rate as the directors may determine from the date of forfeiture and all expenses until payment but the directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

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7.11	A declaration under oath by a director or the secretary that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the Share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the Share.

8	TRANSFER OF SHARES

8.1	Subject to the Regulations, the Rules and applicable law, the directors shall have power to implement such arrangements as they may, in their absolute discretion, think fit in order for any class of Shares to be admitted to settlement by means of an Uncertificated System. Where they do so, Articles 8.2 to 8.6 (inclusive) shall commence to have effect immediately prior to the time at which the Authorised Operator admits the class of Shares to settlement by means of the Uncertificated System.

8.2	In relation to any class of Shares which, for the time being, the Authorised Operator has admitted to settlement by means of the Uncertificated System, and for so long as such class remains so admitted, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with:

(a)	the holding of Shares of that class in uncertificated form;

(b)	the transfer of title to Shares of that class by means of an Uncertificated System; or

(c)	the Regulations, the Rules and applicable law.

8.3	Where any class of Shares is for the time being admitted to settlement by means of the Uncertificated System, such securities may be issued in uncertificated form in accordance with and subject to the Regulations and the Rules.

8.4	Shares may be changed from uncertificated to certificated form and from certificated to uncertificated form in accordance with and subject to the Regulations and the Rules.

8.5	If under these Articles or the Companies Law or the rules made or practices instituted by the Authorised Operator the Company is entitled to dispose of, forfeit, enforce a lien or sell or otherwise procure the sale of any Shares which are held in uncertificated form, such entitlement (to the extent permitted by the Regulations and the Rules) shall include the right to:

(a)	request or require the deletion of any computer-based entries in the Uncertificated System relating to the hold of such Shares in uncertificated form;

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(b)	require any holder of any uncertificated Shares which are the subject of any exercise by the Company of any such entitlement or require the Authorised Operator in respect of any such Shares, by notice in writing to the holder concerned or to the Authorised Operator, to change that Share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated Share for as long as the board requires or direct the holder or the Authorised Operator to take such steps, by instructions given by means of an Uncertificated System or otherwise, as may be necessary to sell or transfer such Shares;

(c)	appoint any person to take such other steps, by instructions given by means of an Uncertificated System or otherwise, in the name of the holder of such Share as may be required to effect the transfer of such Shares and such steps shall be as effective as if they had been taken by the registered holder of the uncertificated Shares concerned;

(d)	transfer any uncertificated Shares which are the subject of any exercise by the Company of any such entitlement by entering the name of the transferee in the register of members in respect of that Share as a transferred Share;

(e)	otherwise rectify or change the register of members in respect of that Share in such manner as may be appropriate; and/or

(f)	take such other actions as may be necessary to enable those Shares to be registered in the name of the person to whom the Shares have been sold or disposed of as directed by him.

8.6	Uncertificated Shares of a class are not to be regarded as forming a separate class from certificated Shares of that class. Unless the directors otherwise determine, Shares held by the same holder or joint holder in both certificated form and uncertificated form shall be treated as separate holdings.

8.7	Subject to such of the restrictions of these Articles as may be applicable:

(a)	any member may transfer all or any of his uncertificated Shares by means of an Uncertificated System authorised by the directors in such manner provided for, and subject to the Regulations and the Rules, no provision of these Articles shall apply in respect of an uncertificated Share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the Shares to be transferred;

(b)	any member may transfer all or any of his certificated Shares by an instrument of transfer in any usual form or in any other form which the directors may approve; and

(c)	an instrument of transfer of a certificated Share shall be executed by or on behalf of the transferor and, unless the Share is fully paid, by or on behalf of the transferee. An instrument of transfer of a certificated Share need not be under seal.

8.8	Every instrument of transfer of a certificated Share shall be left at the office or such other place as the directors may prescribe with the certificate of every Share to be transferred and such other evidence as the directors may reasonably require to prove the title of the transferor or his right to transfer the Shares. A new certificate shall be delivered free of charge to the transferee after the transfer is completed and registered on his application and when necessary a balance certificate shall be delivered if required by him in writing.

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8.9	The directors may, in their absolute discretion and without giving a reason, refuse to transfer, convert or register any transfer of any Share in certificated form or uncertificated form (subject to Article 8.10 below) which is not fully paid or on which the Company has a lien, provided in the case of a listed or quoted Share that this would not prevent dealings in the Share from taking place on an open and proper basis on any investment exchange on which they are so listed or quoted (the Relevant Exchange). In addition, the directors may refuse to register a transfer of Shares if:

(a)	it is in respect of more than one class of Shares;

(b)	it is in favour of more than four joint transferees; or

8.10	in relation to a Share in certificated form, having been delivered for registration to the office or such other place as the directors may decide, it is not accompanied by the certificate for the Shares to which it relates and such other evidence as the directors may reasonably require to prove title of the transferor and the due execution by him of the transfer or, if the transfer is executed by some other person on his behalf, the authority of that person to do so. The directors may only decline to register a transfer of an uncertificated Share in the circumstances set out in the Regulations and the Rules, including, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated Share is to be transferred exceeds four.

8.11	If the directors refuse to register a transfer of a Share they shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferor and the transferee notice of the refusal.

8.12	Subject to such restrictions (if any) as may be imposed by the Regulations and/or the Rules, the registration of transfers of Shares or of transfers of any class of Shares may be suspended by giving such notices as may be required by the Regulations and the Rules at such times and for such periods (not exceeding thirty days in any year) as the directors may determine.

8.13	No fee shall be charged for the registration of any instrument of transfer or, subject as otherwise provided in these Articles, any other document relating to or affecting the title to any Share.

8.14	The Company shall be entitled to retain any instrument of transfer of a certificated Share which is registered but any instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

9	TRANSMISSION OF SHARES

9.1	If a member dies, the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing contained in these Articles shall release the estate of a deceased member from any liability in respect of any Share which had been jointly held by him.

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9.2	A person becoming entitled to a Share in consequence of the death, bankruptcy or incapacity of a member may, upon such evidence being produced as the directors may properly require, elect either to become the holder of the Share or to make such transfer thereof as the deceased, bankrupt or incapacitated member could have made. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to transfer the Share he shall execute an instrument of transfer of the Share to the transferee. All of the Articles relating to the transfer of Shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death, bankruptcy or incapacity of the member had not occurred.

9.3	A person becoming entitled to a Share in consequence of the death, bankruptcy or incapacity of a member shall have the rights to which he would be entitled if he were the holder of the Share except that he shall not before being registered as the holder of the Share be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of Shares in the Company.

10	ALTERATION OF SHARE CAPITAL

10.1	The Company may by ordinary resolution:

(a)	consolidate and divide all or any of its share capital into Shares of larger amounts than its existing Shares;

(b)	sub-divide all its Shares, or any of them, into Shares of smaller amount, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived;

(c)	cancel any Shares which at the date of the passing of the resolution have not been taken up or agreed to be taken up by any person and diminish the amount of its Share capital by the amount of the Shares so cancelled;

(d)	convert all or any of its Shares, denominated in a particular currency or former currency into Shares denominated in a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current on the date of the resolution or on such other dates as may be specified therein;

(e)	where its share capital is expressed in a particular currency or former currency, denominate or redenominate it, whether by expressing its amount in units or subdivisions of that currency or former currency, or otherwise.

10.2	Whenever as a result of a consolidation or division of Shares any members would become entitled to fractions of a Share, the directors may, in their absolute discretion, on behalf of those members, sell (or appoint any other person to sell) the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Companies Law, the Company) and distribute the proceeds of sale (net of costs and expenses) in due proportion among those members. The transferee shall not be bound to see to the application of any purchase money nor shall its title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

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11	GENERAL MEETINGS

11.1	All general meetings other than annual general meetings shall be called extraordinary general meetings. All general meetings may be held at any place in Guernsey or elsewhere.

11.2	A meeting of members may be held notwithstanding that such members may not be in the same place if a member is, by any means, in communication with one or more other members so that each member participating in the communication can hear or read what is said or communicated by each of the others, each member so participating is deemed to be present at a meeting with the other members so participating and any such meeting shall be deemed to be held in the place in which the chairman of the meeting is present.

11.3	The board may call general meetings and on the requisition of members pursuant to the provisions of the Companies Law shall forthwith proceed to convene a general meeting within twenty-one days after the receipt of the requisition in accordance with the Companies Law to be held on a date not more than 28 days after the date of the notice convening the meeting. If there are not sufficient directors to call a general meeting, any director or any member of the Company may call such a meeting.

12	NOTICE OF GENERAL MEETINGS

12.1	Any general meeting shall be called by at least ten calendar days' notice. A general meeting may be deemed to have been duly called by shorter notice if it is so agreed by all the members entitled to attend and vote thereat.

12.2	The notice shall, in addition to any other requirement of the Companies Law, specify the day, time and place of the meeting, the business to be transacted, and the terms of any resolution to be proposed, at the meeting and, in the case of an annual general meeting, shall specify the meeting as such.

12.3	The business and resolutions to be transacted at an annual general meeting of the Company shall, to the extent permitted by law, be limited to those brought properly before such meeting in compliance with these Articles. To be properly brought before an annual general meeting, nominations or such other business must be:

(a)	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board or any committee thereof;

(b)	brought before an annual general meeting by or at the direction of the board or any committee thereof; or

(c)	brought before an annual general meeting by a member who is an eligible member at the time such notice of meeting is delivered and who complies with the notice procedures set out in this Article.

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12.4	Any proposal of business at an annual general meeting (other than the nomination of persons for election to the board) must be a proper matter for shareholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual general meeting by a member pursuant to Article 12.3(c), the member of record intending to propose the business (the Proposing Member) must have given timely notice thereof in writing to the secretary of the Company even if such matter is already the subject of any notice to the members or other disclosure, such notice being required to comply with the requirements set out in Article 12.5 and Article 12.6 (as applicable), the Companies Law and any other applicable law or regulation. To be timely, a Proposing Member's notice must be received at the registered office of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year's annual general meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year's annual general meeting or not later than 60 days after the anniversary of the previous year's annual general meeting. In no event shall the disclosure of an adjournment or postponement of an annual general meeting commence a new notice time period (or extend any notice time period).

12.5	For the nomination of any person or persons for election to the board, a Proposing Member's notice to the secretary of the Company shall set forth or include (i) the name, age, business address and residential address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the class and number of Shares which are owned of record and beneficially by each such nominee (if any), (iv) such other information concerning each such nominee as would be required to be disclosed in a notice of meeting for the election of such nominee as a director in an election contest (even if an election contest is not involved) or any other document required to be delivered by the Company to holders of Shares by applicable securities or other applicable laws in connection with such meeting, (v) a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary of the Company upon written request), and a written statement and agreement executed by each such nominee acknowledging that such person (A) consents to being named in the Company's notice of meeting as a nominee and to serving as a director if elected, (B) intends to serve as a director for the full term for which such person is standing for election, and, (C) makes the following representations: (1) that the director nominee has read and agrees to adhere to the Company's policies or guidelines applicable to directors, including with regard to the protection of confidential and privileged information and with regard to securities trading, all of which shall be provided by the secretary of the Company upon written request, and (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a Voting Commitment) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary and other duties under applicable law, (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person's nomination for director or service as a director that has not been disclosed to the Company, and (4) that the director nominee consents to being a director and is not a person who is subject to a disqualification order under Part XXV of the Companies Law or section 67A of the Companies (Guernsey) Law, 1994, or a person who is disqualified by reason of misconduct, or unfitness, from acting as a director under the law of a district, territory or place outside Guernsey, and (vi) as to the Proposing Member: (A) the name and address of the Proposing Member as they appear on the Company's books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of Shares that are owned by the Proposing Member (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Member's notice, and a representation that the Proposing Member will notify the Company in writing of the class and number of such Shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting, (C) a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Member or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Member will notify the Company in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Member's notice by, or on behalf of, the Proposing Member or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Company, and a representation that the Proposing Member will notify the Company in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (E) a representation that the Proposing Member is a holder of record of Shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (F) a representation whether the Proposing Member intends to deliver a form of proxy to holders of at least the percentage of the Company's issued voting share capital required to approve the nomination and/or otherwise to solicit proxies from members in support of the nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable member's understanding of the independence, or lack thereof, of such nominee.

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12.6	For all business to be proposed at an annual general meeting other than director nominations, a Proposing Member's notice to the secretary of the Company shall set forth as to each matter the Proposing Member proposes to bring before the annual general meeting:

(a)	a brief description of the business desired to be brought before the annual general meeting;

(b)	the reasons for conducting such business at the annual general meeting;

(c)	the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment);

(d)	any substantial interest, direct or indirect, by security holdings or otherwise, in such business of the Proposing Member and the beneficial owner, if any, on whose behalf the business is being proposed;

(e)	any other information relating to such member and the beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in any document required to be delivered by the Company to holders of Shares by applicable securities or other applicable laws in connection with such meeting;

(f)	a description of all agreements, arrangements, or understandings between or among such member, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such member, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such member, beneficial owner, or their affiliates or associates; and

(g)	the information required by Article 12.5 (vi) (A) to (F) above.

12.7	Subject to the Companies Law, only such business shall be conducted at an extraordinary general meeting as shall have been brought before the meeting pursuant to the Company's notice of meeting. In the event that the Company calls an extraordinary general meeting for the purpose of electing one or more directors to the board, any member entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if such member delivers a member’s notice that complies with the requirements of Article 12.5 to the secretary of the Company at its principal executive offices not later than the close of business on the tenth day following the day on which the date of the extraordinary general meeting and of the nominees proposed by the board to be elected to such meeting is publicly announced or disclosed.

The chairman of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article 12. If any proposed nomination was not made or proposed in compliance with this Article 12 or other business was not made or proposed in compliance with this Article, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Articles to the contrary, unless otherwise required by law, if a Proposing Member intending to propose business or make nominations at a meeting pursuant to this Article does not provide the information required under this Article to the Company, including the updated information required by Article 12.5(vi)(B), Article 12.5 (vi)(C) and Article 12.5(vi)(D) within five business days after the record date for such meeting, or the Proposing Member (or a qualified representative of the Proposing Member) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Company.

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12.8	Subject to the provisions of these Articles and to any restrictions imposed on any Shares the notice shall be given to all the members, to all persons entitled to a Share in consequence of the death, bankruptcy or incapacity of a member where the Company has been notified of his entitlement and to every director and the auditors (if any).

12.9	The notice of meeting may also specify a time (which shall not be more than 48 hours before the time fixed for the meeting not taking into account non-working days) by which a person must be entered on the register of members in order to have the right to attend or vote at the meeting or appoint a proxy to do so. Changes to entries on the register of members after the time so specified in the notice shall be disregarded in determining the rights of any person to so attend or vote.

12.10	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

13	PROCEEDINGS AT GENERAL MEETINGS

13.1	No business, other than the appointment of a chairman, may be transacted at any meeting unless the requisite quorum is present in accordance with the Companies Law, save that, for the avoidance of doubt, a single person holding or representing Shares by proxy of more than one Shareholder shall solely for the purposes of determining a quorum under the Companies Law be counted as a person in respect of each different Shareholder represented or proxy held (save that persons appointed as proxies of the same Shareholder shall not be counted as two separate persons, solely for the purposes of calculating the quorum).

13.2	If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened by or upon the requisition of members, shall be dissolved. If otherwise convened, it shall stand adjourned to such day, time and place as the chairman may determine or as otherwise may be specified in the original notice of meeting and, if at such adjourned meeting a quorum is not present within five minutes from the time appointed for the holding of the meeting, those members present in person or by proxy shall be a quorum.

13.3	At any general meeting, the chairman of the board or, if he is absent or unwilling, one of the other directors who is appointed for that purpose by the board or (failing appointment by the board) by the members present, shall preside as chairman of the meeting. If none of the directors are present or are present but unwilling to preside, the members present and entitled to vote shall choose one of their number to preside as chairman of the meeting.

13.4	The chairman may, with the consent of a meeting at which a quorum is present (and shall, if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen days or more, at least seven days' notice shall be given specifying the day, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

13.5	A resolution put to the vote of a meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is duly demanded. Subject to the provisions of the Law, a poll may be demanded:

(a)	by the chairman; or

(b)	by at least two members having the right to vote on the resolution; or

(c)	by a member or members representing not less than one tenth of the total voting rights of all the members having the right to vote on the resolution;

and a demand by a person as proxy for a member shall be the same as a demand by the member.

13.6	Unless a poll is duly demanded (and not subsequently withdrawn) a declaration by the chairman that a resolution has or has not been passed or has been passed with a particular majority or an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

13.7	The demand for a poll may be withdrawn before the poll is taken but only with the consent of the chairman; a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

13.6	A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be members) and fix a day, time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

13.7	Notwithstanding any provision to the contrary in the Companies Law, in the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a casting vote in addition to any other vote he may have.

13.8	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such day, time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

13.9	No notice need be given of a poll not taken forthwith if the day, time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven days' notice shall be given specifying the day, time and place at which the poll is to be taken.

14	VOTES OF MEMBERS

14.1	Subject to any rights or restrictions attached to any Shares and to the provisions of the Articles:

(a)	on a show of hands every member who is present in person (or in the case of corporations or other entities, present by a duly authorised representative) or by proxy shall have one vote; and

(b)	on a poll every member present in person (or in the case of corporations or other entities, present by a duly authorised representative) or by proxy shall have one vote for every Share of which he is the holder.

14.2	There shall be no requirement to make available for inspection at any time during a meeting a list of names, addresses and shareholdings of members.

14.3	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members in respect of the relevant Share.

14.4	A member in respect of whom an order has been made by any court having jurisdiction (whether in Guernsey or elsewhere) in matters concerning mental disorder may vote, whether by a show of hands or by a poll, by his receiver, curator or other person authorised in that behalf appointed by that court, and any such receiver, curator or other person may vote by proxy. Evidence to the satisfaction of the board of the authority of the person claiming to exercise the right to vote shall be deposited at the office, or at such other place as is specified in accordance with the Articles for the deposit of instruments of proxy, before the time appointed for holding the meeting or adjourned meeting or the holding of a poll at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

14.5	Unless the board otherwise decides, no member shall be entitled to vote at any general meeting or at any separate meeting of the holders of any class of Shares in the Company, either in person or by proxy, in respect of any Share held by him unless all calls and other sums presently payable by him in respect of that Share have been paid.

14.6	No member of the Company shall, if the directors so determine, be entitled in respect of any Share held by him to attend or vote (either personally or by representative or by proxy) at any general meeting or separate class meeting of the Company or to exercise any other right conferred by membership in relation to any such meeting if he or any other person appearing to be interested in such Shares has failed to comply with a Disclosure Notice within 14 days, in a case where the Shares in question represent at least 0.25 per cent. of their class, or within 28 days, in any other case, from the date of such Disclosure Notice. These restrictions will continue until the information required by the notice is supplied to the Company or until the Shares in question are transferred or sold in circumstances specified for this purpose in these Articles.

14.7	No objection shall be raised to the entitlement of any person to vote as he did except at the meeting or adjourned meeting or poll at which the vote objected to is or may be tendered, and every vote not disallowed at the meeting or poll shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

14.8	A member may appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company. A proxy need not be a member. A member may appoint more than one proxy to attend on the same occasion, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. Where two or more valid but differing appointments of proxy are delivered or received for the same Share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share unless the directors otherwise determine. Delivery or receipt of an appointment of proxy does not prevent a member attending and voting in person at the meeting or an adjournment of the meeting or on a poll.

14.9	An instrument appointing a proxy shall be in writing in any usual common form, or as approved by the directors, including in electronic form, and shall be executed by or on behalf of the appointor or in either case otherwise authenticated in such manner as the directors may determine, including by electronic means. The directors may require such evidence as they consider necessary to determine and verify (a) the identity of the member and the proxy; and (b) where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

14.10	The instrument appointing a proxy and any reasonable evidence required by the directors under 14.8 above, shall:

(a)	subject to Articles 14.10 (c) and (d), in the case of an instrument of proxy in hard copy form, be delivered to the office or such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy sent by the Company in relation to the meeting (a "proxy notification address") by at least the minimum time prior to the relevant meeting or adjourned meeting (or, in the case of a poll, by at least 48 hours prior to the time appointed for taking the poll), as is provided in the Companies Law, and in default the instrument of proxy shall not be treated as valid;

(b)	subject to Articles 14.10 (c) and (d), the case of an instrument of proxy sent by electronic means, where the Company has given an electronic address (a ‘proxy notification electronic address’) in the notice calling the meeting or in the instrument of proxy be received at such proxy notification electronic address by at least 48 hours prior to the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(c)	in the case of a poll taken more than 48 hours after it is demanded, be delivered or received to a proxy notification address or a proxy notification electronic address by at least 24 hours before the time appointed for the holding of the adjourned meeting or the taking of the poll; or

(d)	in the case of a poll which is not taken at the meeting at which it is demanded but is taken 48 hours or less after it is demanded, or in the case of an adjourned meeting to be held 48 hours or less after the time fixed for holding the original meeting, be delivered to or received:

(i)	at the proxy notification address or a proxy notification electronic address in accordance with Articles 14.10(a) or (b);

(ii)	by the chairman of the meeting at which the poll is demanded or, as the case may be, at the original meeting; or

(iii)	at a proxy notification address or a proxy notification electronic address by such time as the chairman of the meeting may direct at the meeting at which the poll is demanded.

14.11	In calculating the periods in this Article, no account shall be taken of any part of a day which is not a working day.

14.12	The directors may decide either generally or in a specific case, to treat a proxy appointment as valid notwithstanding that the appointment or any information required under Article 14.9 has not been received in accordance with the requirements of these Articles. Subject to the foregoing, if the proxy appointment and any of the information required under Article 14.9 is not received in the manner set out in Article 14.9, the appointee shall not be entitled to vote in respect of the Shares in question.

14.13	A vote given or poll demanded by proxy or by the duly authorised representative of a body corporate shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the office or at such other place as has been appointed for the deposit of instruments of proxy before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

15	CORPORATIONS OR OTHER LEGAL ENTITIES ACTING BY REPRESENTATIVES

Any corporation or other legal entity which is a member of the Company may, by resolution of its board or other governing body, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other entity which he represents as that corporation or entity could exercise if it were an individual member of the Company. A corporation or entity present at any meeting by such representative shall be deemed for the purposes of these Articles to be present in person.

16	RESOLUTIONS IN WRITING

16.1	Anything that may, in accordance with the provisions of the Companies Law, be done by resolution passed at a general meeting of the Company or at a meeting of the holders of any class of Shares in the Company may be done by resolution in writing signed by or on behalf of each member who, on the date when a copy of the resolution is sent to members (or if a copy of the resolution is sent to members on different days, the first of those days), would be entitled to vote on the resolution if it were proposed at a meeting. A resolution in writing may be executed in one or more counterparts.

16.2	Subject to the Companies Law, a resolution proposed as a written resolution by the directors of the Company shall be put to members in such a manner as the directors may determine, provided that a copy of the resolution is accompanied by a statement informing each member how to signify agreement to the resolution in accordance with the Companies Law and the date by which the resolution must be passed, which may be determined by the directors in their absolute discretion, provided that in the absence of any such decision, the written resolution shall lapse after 28 days from the date the resolution is first circulated.

16.3	Subject to the Companies Law a resolution proposed as a written resolution may specify a date and time (whether greater or lesser than any period for the time being specified by the Companies Law) by which the proposed written resolution lapses if it has not been passed by the requisite majority of eligible members. No instrument received or signature appended thereto after such time shall be counted.

16.4	The accidental omission to give notice of any proposed resolution in writing to, or the non-receipt of notice of a resolution in writing by, any person entitled to receive notice shall not invalidate any resolution or any proposed resolution.

17	NUMBER OF DIRECTORS

The number of directors shall not be subject to any maximum or minimum.

18	ALTERNATE DIRECTORS

18.1	A director shall not be entitled to appoint any other director or person to be an alternate director.

19	POWERS OF DIRECTORS

19.1	Subject to the provisions of the Companies Law, the Memorandum and the Articles and to any directions given by special resolution, the business of the Company shall be managed by the directors who may exercise all the powers of the Company in any part of the world. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the directors by these Articles and a meeting of directors at which a quorum is present may exercise all the powers exercisable by the directors. Where a director is the sole director of the Company, he shall have and may exercise all the powers and authorities in and over the affairs of the Company as by these Articles are conferred on the directors.

19.2	The directors may, by power of attorney signed by any one or more persons duly authorised, appoint any person, either generally or in respect of any specific matter, to represent the Company, act in its name and execute documents on its behalf.

20	DELEGATION OF DIRECTORS' POWERS

20.1	Subject to Article 20.2, the directors may delegate any of their powers to any committee consisting of one or more directors and (if thought fit) one or more other persons. They may also delegate to any director or employee of a Group Company such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee shall be governed by the Articles regulating the proceedings of directors so far as they are capable of applying.

20.2	A committee established pursuant to Article 20.1 may not be composed of (a) a majority of the persons resident in the United Kingdom for tax purposes or (b) persons all resident in the United States for tax purposes.

20.3	A meeting of a committee established pursuant to Article 20.1 may be held at any place in Guernsey or elsewhere, save that meetings shall be held in the United Kingdom or the United States of America only in rare and exceptional circumstances and in any event no more than one such meeting may be held in the United Kingdom or the United States of America in any calendar year.

20.4	Any committee member enabled to participate in the proceedings of a meeting by means of a communication device (including a telephone) which allows all of the other members of the committee present at such meeting to hear or read what is said or communicated by such committee member at all times and such committee member to hear or read what is said or communicated by all other members present at such meeting at all times (in each case whether in person or by means of such type of communication device) shall, save for any committee member participating from the United Kingdom or the United States of America, be deemed to be present at such meeting and shall be counted when reckoning a quorum and be entitled to vote. For the avoidance of doubt any committee member participating from the United Kingdom or the United States of America shall be deemed not to be present at such meeting, shall not be counted when reckoning a quorum and shall not be entitled to vote.

21	APPOINTMENT AND RETIREMENT OF DIRECTORS

21.1	Subject to the Companies Law and these Articles, the directors shall have power at any time, and from time to time, without sanction of the Company in general meeting, to appoint any person to be a director, to fill a casual vacancy. Irrespective of the terms of his appointment, a director so appointed shall hold office only until the first annual general meeting notice of which is first given after his appointment and shall not be taken into account in determining the directors who are to retire by rotation at the meeting. If not re-appointed at such annual general meeting, he shall vacate office at its conclusion.

21.2	Subject to the Companies Law and these Articles, the Company may by ordinary resolution:

(a)	appoint any person as a director; and

(b)	remove any person from office as a director.

There shall be no requirement for the appointment or removal of two or more directors to be considered separately.

21.3	A person must not be appointed a director unless he has in writing consented to being a director of the Company and declared that he is not ineligible under the Companies Law.

21.4	A director may resign from office as a director by giving notice in writing to that effect to the Company at its office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

21.5	Subject to Article 21.6, at every annual general meeting, commencing at the annual general meeting of the Company in 2021, each of the directors shall retire from office.

21.6	A director who retires at an annual general meeting may, if willing to act, be re-appointed. If he is not re-appointed, he shall retain office until the meeting appoints someone in his place, or if it does not do so, until the end of the meeting.

21.7	There is no age limit at which a director is required to retire.

21.8	A person may not be appointed as a director if it would result in (a) a majority of the directors being resident in the United Kingdom for tax purposes or (b) all of the directors being resident in the United States of America for tax purposes.

22	DISQUALIFICATION AND REMOVAL OF DIRECTORS

22.1	A director shall not be required to hold any qualification Shares.

22.2	The office of a director shall be vacated if:

(a)	he ceases to be a director by virtue of any provision of the Companies Law or he ceases to be eligible to be a director in accordance with the Companies Law; or

(b)	he has his affairs declared en désastre, becomes bankrupt or makes any arrangement or composition with his creditors generally or otherwise has any judgment executed on any of his assets; or

(c)	he becomes of unsound mind or incapable or an order is made by a court having jurisdiction (whether in Guernsey or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator or other person to exercise powers with respect to his property or affairs; or

(d)	he shall have absented himself from meetings of the directors for a consecutive period of 12 months and the directors resolve that his office shall be vacated; or

(e)	he dies; or

(f)	he resigns his office by written notice to the Company; or

(g)	the Company so resolves by ordinary resolution.

23	REMUNERATION OF DIRECTORS

23.1	The directors shall be remunerated for their services as directors at such rate as the directors shall determine.

23.2	The directors may grant special remuneration to any director who, being so called upon, shall be willing to render any special or extra services to the Company. Such special remuneration may be made payable to such director in addition to or in substitution for his ordinary remuneration as a director and may be made payable by a lump sum or by way of salary or commission or by any or all of those models or otherwise.

24	DIRECTORS' EXPENSES

The directors may be paid:

(a)	all reasonable travelling, hotel and other out of pocket expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors or general meetings or separate meetings of the holders of any class of Shares or of debentures of the Company or otherwise in connection with the discharge of their duties; and

(b)	all reasonable expenses properly incurred by them in seeking independent professional advice on any matter that concerns them in the furtherance of their duties as a director of the Company.

25	DIRECTORS' APPOINTMENTS AND INTERESTS

25.1	Subject to the provisions of the Companies Law, the directors may appoint one or more of their number to any executive office in the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the directors determine and they may remunerate any such director for his services as they determine.

25.2	Subject to and in accordance with the Companies Law, a director must, immediately after becoming aware of the fact that he is interested in a transaction or proposed transaction with the Company, disclose that fact to the directors.

25.3	For the purposes of the preceding Article a general disclosure given to the directors to the effect that a director has an interest (as director, officer, employee, member or otherwise) in a party and is to be regarded as interested in any transaction which may after the date of the disclosure be entered into with that party shall be deemed to be sufficient disclosure of his interest in any such transaction or arrangement.

25.4	Subject to the provisions of the Companies Law, and provided that he has disclosed his interests in accordance with the preceding two Articles, a director notwithstanding his office:

(a)	may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of director on such terms as to the tenure of office and otherwise as the directors may determine;

(b)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(c)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested;

(d)	shall not, by reason of his office, be accountable to the Company for any remuneration or benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit;

(e)	may act by himself or his firm in a professional capacity for the Company, other than as auditor, and he or his firm shall be entitled to remuneration for professional services as though he were not a director of the Company; and

(f)	may, be counted in the quorum present at any meeting where he or any other director is appointed to hold any such office or place of profit under the Company, or where the terms of appointment are arranged and he may vote on any such appointment or arrangement other than his own appointment or the terms thereof.

26	DIRECTORS' GRATUITIES AND PENSIONS

The directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary undertaking of the Company or a predecessor in business of the Company or of any such subsidiary undertaking, and for any member of his family (including a spouse and a former spouse) or any person who is or who was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

27	PROCEEDINGS OF DIRECTORS

27.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

27.2	A director may, and the secretary at the request of a director shall, call a meeting of the directors.

27.3	A meeting of the directors may be held at any place in Guernsey or elsewhere, save that meetings may only be held in the United Kingdom or the United States of America in rare and exceptional circumstances and in any event no more than one meeting of the directors may be held in the United Kingdom or the United States of America in any calendar year.

27.4	Questions arising at a meeting of the directors shall be decided by a majority of eligible votes. In the case of an equality of votes the chairman of the meeting shall have a second or casting vote.

27.5	The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be one; provided, however, that in the case of a quorum of one, it may not consist of a director who at such time is physically present in the United Kingdom or the United States of America; in the case of a quorum of two, it may not be consist of directors present (i) wholly in the United Kingdom or (ii) wholly in the United States of America; and in any case, subject to Articles 27.3 and 27.6 and other relevant provisions of these Articles.

27.6	Any director enabled to participate in the proceedings of a meeting by means of a communication device (including a telephone) which allows all of the other directors present at such meeting to hear or read what is said or communicated by such director at all times and such director to hear or read what is said or communicated by all other directors present at such meeting at all times (in each case whether in person or by means of such type of communication device) shall, save for any director participating from the United Kingdom or the United States of America, be deemed to be present at such meeting and shall be counted when reckoning a quorum and be entitled to vote. For the avoidance of doubt any director participating from the United Kingdom or the United States of America shall be deemed not to be present at such meeting, shall not be counted when reckoning a quorum and shall not be entitled to vote.

27.7	The continuing directors or the only continuing director may act notwithstanding any vacancies in their number, but, if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

27.8	The directors may appoint one of their number to be the chairman of the board and may at any time remove him from that office. Unless he is unwilling to do so or is participating in a meeting from the United Kingdom or the United States of America, the director so appointed shall preside at every meeting of directors at which he is present. But if there is no director holding that office, or if the director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting. No director participating in a meeting from the United Kingdom or the United States of America shall be appointed as chairman of the applicable meeting.

27.9	All acts done by a meeting of directors, or of a committee of directors, or by a person acting as a director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director and had been entitled to vote.

27.10	A meeting of directors may be held notwithstanding that such directors may not be in the same place if a director is, by any means, in communication with one or more other directors so that each director participating in the communication can hear or read what is said or communicated by each of the others and any such meeting shall be deemed to be held in the place in which the chairman of the meeting is present (which, for the avoidance of doubt, shall be the director elected by such meeting to be chairman of that meeting, provided that such chairman shall not be in the United Kingdom or the United States of America).

27.11	A resolution in writing signed by all the directors entitled to receive notice of a meeting of directors or of a committee of directors shall be as valid and effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly convened and held and may consist of several documents in the like form each signed by one or more directors. No such resolution shall be valid if a majority of the directors sign the resolution in the United Kingdom or the United States of America.

27.12	Subject to other provisions of these Articles, a director may vote in respect of any transaction, arrangement or proposed transaction or arrangement in which he has an interest but, provided he has disclosed his interest in accordance with these Articles and the Companies Law, and he shall be counted towards a quorum at any meeting of the directors at which any such transaction or arrangement or proposed transaction or arrangement shall come before the directors for consideration.

27.13	Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested the proposals may be divided and considered in relation to each director separately and (provided he is not for another reason precluded from voting) each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

28	SECRETARY

Subject to the provisions of the Companies Law, a secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit and any secretary so appointed may be removed by them.

29	MINUTES AND OTHER SECRETARIAL DUTIES

The secretary shall cause minutes to be made in books kept for the purpose in accordance with the Companies Law and shall carry out all other duties of company secretaries set out in the Companies Law.

30	SEALS

30.1	The common seal (if any) shall only be used by the authority of the directors or of a committee of directors authorised by the directors.

30.2	Subject to the provisions of the Companies Law the directors may determine to have an official seal for use in any country, territory or place outside the Island of Guernsey, which shall be a facsimile of the common seal of the Company. Any such official seal shall in addition bear the name of every territory, district or place in which it is to be used.

30.3	The directors may determine who shall sign any instrument to which the common seal or any official seal is affixed and, in respect of the common seal, unless otherwise so determined such instrument shall be signed by a director and by the secretary or by a second director. A person affixing the common seal or any official seal to any instrument shall certify thereon the date upon which and the place at which it is affixed.

31	DIVIDENDS AND DISTRIBUTIONS

31.1	The Company may reduce its share capital by way of distribution of amounts standing to any capital account of the Company or otherwise as the directors may determine.

31.2	Subject to the provisions of the Companies Law, the Company may by ordinary resolution declare a dividend and/or distribution to be paid to members according to their respective rights and interests but no dividend or distribution shall exceed the amount recommended by the directors.

31.3	Subject to the provisions of the Companies Law, the directors may if they think fit from time to time pay an interim dividend or distribution if it appears to them that it is justified by the assets of the Company.

If the share capital of the Company is divided into different classes, the directors may pay interim dividends or distributions on Shares which confer deferred or non-preferred rights with regard to dividends or distributions as well as on Shares which confer preferential rights with regard to dividends or distributions, but no interim dividend or distribution shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend or distribution is in arrears.

The directors may also pay, at intervals settled by them, any dividend or distribution payable at a fixed rate if it appears to them that the assets of the Company justify the payment.

The directors may determine or direct that an interim dividend or distribution shall be satisfied wholly or partly by the transfer, distribution or dividend of assets and, where any difficulty arises in regard to the transfer, distribution or dividend, the directors may settle the same and in particular may issue fractional certificates and fix the value for the transfer, distribution or dividend of any assets and may determine that cash shall be paid to any member at the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

Provided the directors act in good faith, they shall not incur any liability to the holders of Shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend or distribution on any Shares having deferred or non-preferred rights.

31.4	Except as otherwise provided by the rights attached to Shares, all dividends or distributions shall be declared and paid according to the amounts paid up on the Shares on which the dividend or distribution is paid. All dividends or distributions shall be apportioned and paid proportionately to the to the amounts paid up on the Shares during any portion or portions of the period in respect of which the dividend or distribution is paid, but, if any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.

31.5	The Company may, by ordinary resolution or by resolution of its board, fix any date as the record date for any dividends and/or distributions, which may be on or at any time before or after any date on which the dividends and/or distributions are declared, paid or made.

31.6	Dividends and distributions may be declared and paid in any currency or currencies that the board shall determine. The board may also determine the exchange rate and the relevant date for determining the value of the dividend or distribution in any currency.

31.7	A general meeting declaring a dividend or distribution may, upon the recommendation of the directors, direct that it shall be satisfied wholly or partly by the transfer, distribution or dividend of assets and, where any difficulty arises in regard to the transfer, distribution or dividend, the directors may settle the same and in particular may issue fractional certificates and fix the value for the transfer, distribution or dividend of any assets and may determine that cash shall be paid to any member at the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

31.8	If a dividend or distribution shall be determined, declared or directed to be satisfied wholly or partly by the transfer, distribution or dividend of assets the directors may for that purpose value any assets and determine how the transfer, distribution or dividend shall be carried out as between the members or different classes of members and may vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as they may determine, but no member shall be compelled to accept any assets upon which there is a liability.

31.9	Any dividend or distribution or other moneys payable in respect of a Share may be paid by electronic transfer or cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of the one of those persons who is first named in the register of members or to such person and to such address as the person or persons entitled may in writing direct (and in default of which direction to that one of the persons jointly so entitled as the directors shall in their absolute discretion determine). Every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a Share as aforesaid may give receipts for any dividend or distribution or other moneys payable in respect of the Share.

31.10	The directors may deduct from any dividend or distribution, or other moneys, payable to any member on or in respect of a Share, all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the Shares of the Company.

31.11	No dividend or distribution or other moneys payable in respect of a Share shall bear interest against the Company unless otherwise provided by the rights attached to the Share.

31.12	All unclaimed dividends or distributions may be invested or otherwise made use of by the directors for the benefit of the Company until claimed and the Company shall not be constituted a trustee thereof. Any dividend or distribution which has remained unclaimed after a period of twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the Company.

31.13	The directors are empowered to create reserves before recommending or declaring any dividend or distribution. The directors may also carry forward any profits or other assets of the Company which they think prudent not to divide or distribute.

32	CAPITALISATION OF PROFITS

The directors may with the authority of an ordinary resolution of the Company:

(a)	subject as hereinafter provided, resolve to capitalise any undistributed assets of the Company not required for paying any preferential dividend or distribution;

(b)	appropriate the sum resolved to be capitalised to the members in proportion to the amounts of the Shares (whether or not fully paid) held by them respectively which would entitle them to participate in a dividend or distribution of that sum if the Shares were fully paid and the sum were distributable and apply such sum on their behalf either in or towards paying up the amounts (if any) for the time being unpaid on any Shares held by them respectively, or in paying up in full unissued Shares or debentures of the Company in an amount equal to that sum, and allot the Shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other;

(c)	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of Shares or debentures becoming distributable under this Article in fractions; and

(d)	authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any Shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such members.

33	ACCOUNTS AND AUDIT

33.1	No member shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by the Companies Law or authorised by the directors or by these Articles.

33.2	The Company may appoint auditors to examine the accounts and report thereon in accordance with the Companies Law.

34	BORROWING POWERS

The directors may exercise all the powers of the Company to borrow and to give guarantees, mortgage, hypothecate, pledge or charge all or part of its undertaking, property (present and future) or assets or uncalled capital and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

35	NOTICES

35.1	Any notice or report to be given to or by any person pursuant to the Articles shall be in writing except that a notice calling a meeting of the directors or a committee of directors need not be in writing.

35.2	The Company may send, deliver, give or serve any notice, account, report or other document (each a Document) to a member either:

(a)	personally; or

(b)	by sending it by post in a prepaid envelope addressed to the member at his registered address or by leaving it at that address; or

(c)	by transmitting it by facsimile to the facsimile number last notified to the Company by the member; or

(d)	by transmitting it by electronic means (other than by transmission by facsimile) to that member's relevant electronic address from time to time held by the Company for that member or by means of a website in accordance with the Companies Law, a member is deemed to agree to the sending of documents by electronic means in any particular electronic form and to the sending of documents by means of a website; or

(e)	if service cannot be effected in accordance with paragraphs (a) to (d) inclusive above, in any other manner permitted by the Companies Law.

35.3	In the case of joint holders of a Share, all Documents shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and Documents so given shall be sufficient disclosure to all the joint holders.

35.4	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

35.5	Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a person from which he derives his title.

35.6	Service of any Document by post shall be proved by showing the date of posting, the address thereon and the fact of prepayment. A Document sent by post shall, unless the contrary is shown, be deemed to have been received:

(a)	in the case of a Document sent to an address in the United Kingdom, the Channel Islands or the Isle of Man, on the second day after the day of posting;

(b)	in the case of a Document sent elsewhere, on the third day after the day of posting; and

excluding in each case any day which is a Saturday, Sunday, Good Friday, Christmas Day, a bank holiday in Guernsey or a day appointed as a day of public thanksgiving or public mourning in Guernsey.

35.7	Any Document not sent by post, but which is left at a registered address or at an address for services is deemed to be given on the day it is left.

35.8	Any Document sent by facsimile or by other electronic means shall be deemed to be received immediately after it was transmitted, unless the contrary is shown. . In proving service of a Document sent by facsimile or by electronic means it shall be sufficient to show that:

(a)	in the case of a Document sent by facsimile, the facsimile was properly addressed to the facsimile number last notified to the Company by the member and that a transmission report was generated by the sender's facsimile machine recording a message from the recipient's facsimile machine that all pages were successfully transmitted;

(b)	in the case of a notice sent by other electronic means, the electronic message was properly addressed to the electronic address from time to time held by the Company for that member, and that no error message has been received in relation to the electronic message or the Document by the Company.

35.9	Any Document served by an advertisement or notice published in a newspaper or La Gazette Officielle is deemed to be given to all members and other persons entitled to receive it at noon on the day when the advertisement or notice appears or, where an advertisement or notice is given by more than one advertisement or notice and the advertisements or notices appear on different days, at noon on the last of the days when the advertisements or notices appear.

35.10	Any Document served or delivered by the Company by any other means is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

35.11	A Document may be given by the Company to the persons entitled to a Share in consequence of the death, bankruptcy or incapacity of a member by sending or delivering it, in any manner authorised by these Articles for the giving of Documents to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or curator of the member or by any like description at the address, if any, supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death, bankruptcy or incapacity had not occurred. If more than one person would be entitled to receive a notice in consequence of the death, bankruptcy or incapacity of a member, notice given to any one of such persons shall be sufficient notice to all such persons.

36	WINDING UP

36.1	If the Company shall be wound up, the Company may, with the sanction of a special resolution and any other sanction required by the Companies Law, divide the whole or any part of the assets of the Company among the members in specie, and the liquidator or, where there is no liquidator, the directors, may for that purpose value any assets and determine how the division shall be carried out as between the members or different classes of members and, with the like sanction, may vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he or they may determine, but no member shall be compelled to accept any assets upon which there is a liability.

36.2	Where the Company is proposed to be or is in the course of being wound up and the whole or part of its business or property is proposed to be transferred or sold to another company the liquidator may, with the sanction of an ordinary resolution, receive in compensation shares, policies or other like interests for distribution or may enter into any other arrangements whereby the members may, in lieu of receiving cash, shares, policies or other like interests, participate in the profits of or receive any other benefit from the transferee.

37	INDEMNITY

37.1	Without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director, alternate director, secretary, resident agent, other officer or auditor of the Company, and their respective heirs and executors (each an Indemnified Person) shall be fully indemnified in so far as the Companies Law allows, out of the assets and profits of the Company from and against all actions, suits, proceedings, expenses and liabilities (Indemnification Matters) which they or their respective heirs or executors may incur by reason of any contract entered into or any act or omission in or about the execution of their respective offices or trusts (including, without prejudice to the generality of the foregoing, against any costs, charges, expenses, losses or liabilities suffered or incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the exercise or purported exercise of their powers and discretions and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company), except such (if any) as would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the Company and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipt for the sake of conformity or for any bankers or other person with whom any moneys or assets of the Company may be lodged or deposited for safe custody or for any bankers or other persons into whose hands any money or assets of the Company may come or for any defects of title of the Company to any property purchased or for insufficiency or deficiency of, or defect in, title of the Company to any security upon which any moneys of the Company shall be placed out or invested or for any loss, misfortune or damage resulting from any such cause as aforesaid or which may happen in or about the execution of their respective offices or trusts except should the same happen by or through their own negligence, default, breach of duty or breach of trust in relation to the Company, provided that this Article shall be deemed not to provide for, or entitle any person to, indemnification to the extent that it would cause this Article, or any part of it, to be treated as void under the Companies Law.

37.2	The Company shall pay the expenses (including lawyers’ fees) actually and reasonably incurred by an Indemnified Person in defending any Indemnification Matter in advance of its final disposition, upon receipt of a written undertaking by or on behalf of such person to promptly repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under Article 37.1 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Company, subject to such terms and conditions as the directors in their discretion deem appropriate.

37.3	Without prejudice to any other provisions of the Articles, the directors may exercise all the powers of the Company to purchase and maintain insurance (including, subject to applicable law, from an associated Company or a Group Company) for the benefit of a person who is or was a director, alternate director, secretary, resident agent, other officer or auditor of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect), indemnifying him against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company, (including, without prejudice to the generality of the foregoing, insurance against any costs, charges, expenses, losses or liabilities suffered or incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the exercise or purported exercise of their powers and discretions and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company or any such other body).

38	INSPECTION OF RECORDS

38.1	Subject to the Companies Law, a director shall be entitled at any time to inspect the register of members, the minutes of proceedings at general meetings, the minutes of proceedings at directors' meetings, the register of annual returns, the register of directors, the register of secretaries, the index of members (if any), copies of all resolutions of members passed otherwise than at general meetings and the accounting records.

38.2	Subject to the Companies Law, a member shall be entitled to inspect the register of members, the minutes of proceedings at general meetings, the register of annual returns, the register of annual returns, the register of directors, any register of secretaries and the index of members (if any) and copies of all resolutions of members passed otherwise than at general meetings.

38.3	The rights of inspection shall be exercisable during ordinary business hours only.

39	AMENDMENT

These Articles may be amended from time to time in accordance with the Companies Law.

40	FORUM

Unless the Company consents in writing to the selection of an alternative forum, the Courts of Guernsey shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any member complaint asserting a cause of action arising under the Companies Law or these Articles. The Company shall be entitled to security for costs in connection with any proceeding brought against it. Any person or entity purchasing or otherwise acquiring or holding any interest in Shares shall be deemed to have notice of and to have consented to this Article.